EXHIBIT 14.1

ELEMENT SOLUTIONS INC

CODE OF ETHICS FOR
SENIOR FINANCIAL OFFICERS

Introduction

Element Solutions Inc and its subsidiaries (the “Company”) has a Business Conduct and Ethics Policy (the “Policy”) applicable to all directors and employees of the Company. The Chief Executive Officer, Chief Financial Officer and principal accounting officer (individually, each a “Senior Financial Officer” and, collectively, the “Senior Financial Officers”) of the Company are bound by the provisions set forth therein. In addition to the Policy, the Senior Financial Officers are subject to the additional specific policies set forth herein. This Code of Ethics has been adopted by the Board of Directors of the Company (the “Board”) to promote (i) honest and ethical conduct, (ii) proper disclosure in the Company's periodic reports, and (iii) compliance with applicable laws, rules, and regulations by the Company's senior officers who have financial responsibilities.

Principles and Responsibilities

The Senior Financial Officers are expected to conduct themselves with the highest degree of honesty and ethics when acting on behalf of the Company. In performing their duties, each Senior Financial Officer of the Company shall abide by and promote, to the best of his or her knowledge and ability, the following principles and responsibilities governing professional and ethical conduct:

Honest and Ethical Conduct

Each Senior Financial Officer must always conduct himself or herself in an honest and ethical manner, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

Conflicts of Interest; Confidentiality; Company Assets

Each Senior Financial Officer should avoid conflicts of interest and immediately disclose to the Company's Secretary any material transaction or relationship that could reasonably be expected to give rise to such a conflict. Each Senior Financial Officer shall maintain the confidentiality of non-public information about the Company and its customers, suppliers or other third parties, and prevent the unauthorized disclosure of such information unless required by law. In addition, the responsible use of, and control over, all of the Company's assets and resources is entrusted to the Senior Financial Officers care.

Promote Full, Fair, Accurate, Timely and Understandable Disclosure

Each Senior Financial Officer shall take all steps necessary to ensure full, fair, accurate, timely, and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.
Compliance with Applicable Governmental Laws, Rules, Regulations and this Code

Each Senior Financial Officer must understand and take responsibility to comply with the applicable governmental laws, rules and regulations. In addition, each Senior Financial Officer is accountable for his or her compliance with this Code of Ethics and is responsible for the prompt reporting to the Chairman of the Audit Committee of any violations of this Code of Ethics or any actions that may be about to take place that would violate this Code of Ethics.

Compliance and Accountability

The Audit Committee will assess compliance with this Code of Ethics, report material violations to the Board, and recommend to the Board appropriate action. Any violations of this Code of Ethics may result in disciplinary action up to and including immediate termination. Violations of this Code of Ethics may also constitute violations of law and may result in civil and criminal penalties for you and/or the Company.

Waiver and Amendment

Any request for a waiver of any provision of this Code of Ethics must be in writing and addressed to the Audit Committee. Any waiver of this Code of Ethics or any amendment to this Code of Ethics relating to the Senior Financial Officers will be disclosed on Form 8-K or on the Company's website within four business days following the waiver or amendment or by any other means approved by the Securities and Exchange Commission. Amendments to this Code of Ethics must be approved by the Board.

The Company reserves the right to modify, revise or alter any policy, procedure or condition related to this Code of Ethics at its sole discretion and at any time without notice. In addition, the requirements of this Code of Ethics are in addition to any other restrictions contained in any other agreement that a Senior Financial Officer may have with the Company.